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Contact:   Bill Loughman
           Chief Financial Officer
           404-525-7272


                           AIRGATE PCS, INC. Provides
                    Financial and Operating Guidance for 2004

ATLANTA (September 30, 2004) - AirGate PCS, Inc. (Nasdaq:PCSA), a PCS Affiliate of Sprint, today announced guidance for its fourth quarter ending September 30, 2004.

                                          Three Months Ended
                                          September 30, 2004
                                          ------------------
(Dollars in millions)                      Low         High
                                           ---         ----
Net additions                             8,500       9,500
Total revenues                           $   88     $    92
EBITDA (1)                               $   16     $    18
Capital expenditures                     Approximately $4
-----------------
(1) EBITDA excludes an approximately $10.9 million one-time adjustment related to the settlement with Sprint announced on September 14, 2004.

About AirGate PCS
AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.4 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

This news release contains information relating to projected EBITDA. EBITDA is a non-GAAP financial measure, i.e. a numerical measure of the Company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. EBITDA, defined as earnings before interest, taxes, depreciation and amortization, is a performance metric we use and which is used by other companies. Management believes that EBITDA is a useful adjunct to income (loss) from continuing operations and other measurements under GAAP because it is a meaningful measure of a company's performance, as interest, taxes, depreciation and amortization can vary significantly between companies due in part to differences in accounting policies, tax strategies, levels of indebtedness, capital purchasing practices and interest rates. EBITDA also assists management in evaluating operating performance and is sometimes used to evaluate performance for executive compensation. EBITDA has distinct limitations as compared to GAAP information such as net income (loss), income (loss) from continuing operations or operating income (loss). By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the decreases in value of assets that produce revenue for the Company. EBITDA as used by the Company may not be comparable to a similarly titled measure of another company.

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AirGate Provides Financial and Operating Guidance
Page 2
September 30, 2004

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the wireless industry, the recapitalization plan, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Factors that could cause actual results to differ include: our dependence on the success of Sprint's wireless business; the competitiveness and impact of Sprint wireless pricing plans and PCS products and services; intense competition in the wireless market and the unsettled nature of the wireless market; the potential to experience a continued high rate of subscriber turnover; the ability of Sprint to provide back office billing, subscriber care and other services and the quality and costs of such services or, alternatively, our ability to outsource all or a portion of these services at acceptable costs and the quality of such services; subscriber credit quality; the ability to successfully leverage 3G products and services; inaccuracies in financial information provided by Sprint; new charges and fees, or increased charges and fees, imposed by Sprint; the impact and outcome of disputes with Sprint; our ability to predict future customer growth, as well as other key operating metrics; the impact of spending cuts on network quality, customer retention and customer growth; rates of penetration in the wireless industry; our significant level of indebtedness and debt covenant requirements; the impact and outcome of legal proceedings between other PCS Affiliates of Sprint and Sprint; the potential need for additional sources of capital and liquidity; risks related to our ability to compete with larger, more established businesses; anticipated future losses; rapid technological and market change; the impact of wireless local number portability; an adequate supply of subscriber equipment; the current economic slowdown; and the volatility of AirGate PCS' stock price.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the SEC, especially in the "risk factors" section of AirGate PCS' Form 8-K furnished to the SEC on September 30, 2004, and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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